Exhibit 10.40

FIRST AMENDMENT TO THE

ACCURIDE CORPORATION RESTRICTED STOCK UNIT AWARD

AGREEMENT FOR THE ACCURIDE CORPORATION

2005 INCENTIVE AWARD PLAN

Accuride Corporation (the “Employer”) and [Participant] previously entered into the Accuride Corporation Restricted Stock Unit Award Agreement with a Grant Date of [enter date] (the “Agreement”) granted pursuant to the Accuride Corporation 2005 Incentive Award Plan (the “Plan”).

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) applies to the Agreement and the Award granted under the Agreement.  By this instrument, because the Participant became eligible to terminate employment on account of a Permitted Retirement during the four year vesting schedule set forth in the Agreement, the Company desires to amend the Agreement to comply with the final regulations issued under Section 409A of the Code and to satisfy the documentation requirements of Section 409A of the Code, which are effective as of January 1, 2009.

1.            This First Amendment shall be effective as of January 1, 2009.

2.            This First Amendment amends only the provisions of the Agreement as set forth herein, and those provisions not expressly amended by this First Amendment shall continue in full force and effect.  Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Agreement to the extent those provisions are inconsistent with the provisions and the intent of this First Amendment.

3.            Paragraph 4 of the Agreement is hereby amended and restated in its entirety to provide as follows:

In accordance with the Plan, as of the “Maturity Date” for a particular Restricted Stock Unit, the Company shall transfer to you one unrestricted, fully transferable share of Stock in exchange for that Restricted Stock Unit, subject to the deferral provisions described below.  Except as provided in the next sentence, the “Maturity Date” for a particular Restricted Stock Unit shall be the date on which such Restricted Stock Unit vests so long as you do not terminate employment on account of a Permitted Retirement during the four year vesting schedule as set forth above.  If you terminate employment on account of a Permitted Retirement during the four year vesting schedule as set forth above, the Maturity Date for the Restricted Stock Units that become vested solely on account of your Permitted Retirement shall be the January 5th next following your termination date.  If you become Permitted Retirement eligible during the four year vesting schedule as set forth above, (i) the Maturity Date with respect to any Restricted Stock Unit that vests on a Change of Control that complies with Section 409A shall be the date of the Change of Control, and (ii) the Maturity Date with respect to any Restricted Stock Unit that vests on a Change of Control that does not comply with Section 409A shall be the January 5th next following the date of the Change of Control.  If you do not become Permitted Retirement eligible during the four year vesting schedule as set forth above, the Maturity Date with respect to any Restricted Stock Unit that vests on any Change of Control shall be the date of the Change of Control.

4.            Paragraph 6 of the Agreement is hereby amended and restated in its entirety to provide as follows:

The Stock subject to the Restricted Stock Units will be delivered upon the Maturity Date in settlement of the Restricted Stock Units.  Until Stock is issued in settlement of the Restricted Stock Units, you will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive Dividend Equivalents with respect to shares of Stock by virtue of this Award.  You are not entitled to vote any shares of Stock by virtue of this Award.

5.            Paragraph 9 of the Agreement is hereby amended and restated in its entirety to provide as follows:

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including FICA obligations as the Restricted Stock Unit vests, rather than as paid if you become Permitted Retirement eligible during the four year vesting schedule as set forth above) required by law to be withheld with respect to any taxable event arising from the vesting or receipt of the Stock upon settlement of the Restricted Stock Unit Award.  Except if you become Permitted Retirement eligible during the four year vesting schedule as set forth above, you may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; or (ii) surrendering to the Company previously owned Stock with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (iii) withholding from other compensation or (iv) paying the amount of the tax withholding obligation directly to the Company in cash provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (i) of this paragraph.

6.            Paragraph 11 of the Agreement is hereby amended to form two new paragraphs as follows:

Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.”  Based on regulations proposed by the Internal Revenue Service, the Company has concluded that this award of Restricted Stock Units is subject to Section 409A.

The Company has two different strategies for complying with Section 409A depending on whether you become Permitted Retirement eligible during the four year vesting schedule as set forth above as follows:  (i) if you do not become Permitted Retirement eligible during the four year vesting schedule as set forth above, since Stock will be issued in settlement of Restricted Stock Units as soon as the Restricted Stock Units vest, the award of the Restricted Stock Units qualifies for the short-term deferral exception to Section 409A; or (ii) if you do become Permitted Retirement eligible during the four year vesting schedule as set forth above, the Company intends to comply with Section 409A by assuring that all shares of Stock to which you become entitled under this Agreement are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1-409A-3(a)(4) and, as a result, no payment or transfer shall be made to you prior to the applicable Maturity Date.

IN WITNESS WHEREOF, the Employer has caused this First Amendment to be executed by its duly authorized representative on this           day of December, 2008.

ACCURIDE CORPORATION

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